INDEPENDENT CONSULTING

AGREEMENT

This Independent Agreement (“Agreement”) is made and entered into as of the date it is executed by the last Party (“Effective Date”), by MATEON THERAPEUTICS, INC., a Delaware corporation (the “Company”), located at 29397 Agoura Road, Ste. 107, Agoura Hills, California 91301 and Anthony Maida (“Consultant”), whose current office is located at 828 Eastbrook Court, Danville, CA 94506-1206.

WHEREAS the Company desires to engage Consultant, and Consultant desires to accept the engagement by the Company, as a consultant to the Company on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, Consultant and the Company agree as follows:

1.	Services. The Company hereby retains Consultant to provide, and Consultant hereby agrees to provide, upon request from the Company, medical expertise and advice in the design, conduct and oversight of the Company’s existing and future clinical trial area (“Services”) according to the terms and conditions of this Agreement. Consultant will only provide Services as requested from time to time by the Company.

2.	Term and Termination. This Agreement shall commence on the April 1st, 2020 and Two (2) months thereafter, unless sooner termination as provided herein. Either party may terminate this agreement upon thirty (30) days written notice to the other.

3.	Restricted Stocks: The company will grant the Consultant 400,000 Restricted shares of the company corresponding to $80,000 at the stock value of $0.20/share. These shares will vest at the 12 month anniversary of the execution of this agreement.

4.	Compensation. The Company shall pay Consultant for Services at a rate of Fifteen Thousand per month ($15,000.00 USD) (the Consulting fees) for minimum of 20 hours each week. Consultant shall perform Services as an independent contractor and is responsible for the payment of all applicable taxes associated with any compensation received under this Agreement. Consultant shall submit monthly invoices detailing hours worked and a brief description of Services electronically to the Company. The Company shall pay such invoices in full no later than thirty (30) days from the date of receipt thereof.

5.	Expenses. The Company shall reimburse Consultant for reasonable out-of-pocket travel and other business related expenses actually incurred by Consultant in performance of Services and as approved in advance by the Company. Appropriate documentation of all out-of-pocket expenses shall be presented to the Company not later than the next billing cycle and the Company shall reimburse Consultant for such expense in conjunction with compensation as set forth in Section 3 above.

6.	Confidentiality. Both parties agree that the Confidentiality and Proprietary and information agreement executed on May 4, 2020 is hereby incorporated by reference into this Agreement.

7.	Non-Exclusivity. Consultant maintains the right to render similar services to other companies during the term of this Agreement, so long as the same does not conflict with any of the Consultant’s obligations under this Agreement. Consultant shall notify the Company in writing immediately if Consultant’s services to another company may create a conflict of interest.

8.	Independent Contractor. Consultant shall not be an employee, partner, agent of, or joint venture with the Company, or entitled to participate in an employee benefit plan of the Company or receive any benefit available to employees of the Company, including insurance, worker’s compensation, retirement, and vacation benefits. Consultant shall not have any authority to, and shall not, make any representation or promise to enter into any agreement on behalf of the Company. The Consultant is and will remain an independent contractor in its relationship to the Company. The Company shall not be responsible for withholding taxes with respect to the Consultant’s compensation hereunder. The Consultant shall have no claim against the Company hereunder or otherwise for vacation pay, sick leave, retirement benefits, social security, worker’s compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind.

9.	Ownership. Any deliverables provided to the Company as part of the Consultation Services (“Deliverables”) shall become the property of the Company upon delivery and Consultant hereby assigns all right, title, and interest herein to the Company, it being understood that Client acquires no ownership in Consultant’s name, logo, concepts, techniques and know-how used and owned or developed by Consultant prior to, or independent of, the Services and Consultant retains all right thereto. Consultant hereby grants the Company a worldwide, non-exclusive, paid up right and license to use and copy any such concepts, techniques and know-how to the extent integrated into the Deliverables. Consultant agrees that Deliverables are to be considered “works for hire” to the extent provide in the applicable provision of the US Copyright Act (17 U.S.C §101 et seq and 201 (b)). Additionally, Consultant may be provided certain tools by the Company to perform the Services, including templates, methodologies, formats, and a Company email address. Consultant is expected to use these tools to perform the Services and is not pe1111itted to use them for any other purpose. Upon the expiration or termination of this Agreement, Consultant will cease use of these tools and return any tangible copies of such tools to the Company.

10.	Modification. This Agreement contains the entire agreement between the parties, and no statement, provision, or inducement made by either party or an agent of either party that is not contained in this Agreement shall be valid or binding.

11.	Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction, and the parties shall negotiate in good faith to modify such provision so that it is valid or enforceable to the parties.

12.	Notices. All notices to either party under the terms of this Agreement shall be made by certified mail, postage prepaid, or by electronic delivery to the address set forth herein or at such other address as provided in writing to either party upon ten (10) days advance notice.

13.	Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California, Court of Orange County, as applied to contracts to be performed entirely within such state.

14.	Successors and Assigns. The rights and liabilities of the parties hereto shall bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be; provided, however, that, as the Company has specifically contracted for Consultant’s services, which services are unique and personal, Consultant may not assign, subcontract or delegate Consultant’s obligations under this Agreement either in whole or in part to any party without the prior written consent of Client, Client may assign its rights and obligations hereunder to any person or entity who succeeds to all or substantially all of the Client’s business.

15.	Mutual Indemnification. In general, both parties agree to fully indemnify and hold each other harmless from all claims, actions, liens, demands, damages, liabilities, tax and/or any legal exposure arose, arises or shall arise from each party’s business operations respectively.

16.	Attorney’s Fees. The parties agree that the non-prevailing party will pay all costs and expenses including reasonable attorneys’ fees, incurred by the prevailing party to enforce this Amendment or other related agreements.

17.	Certification of Non-Debarment. Consultant hereby certifies to the best of its knowledge and belief that: (a) neither Consultant or any of its employees are presently debarred or have been convicted of a crime for which Consultant or any of its employees can be debarred under Section 306(a) or (b) of the U.S. Generic Drug Enforcement Act of 1992 (the “Act”); (b) neither Consultant or any of its employees are under investigation by the FDA or any other regulatory authority for debarment action or are indicted or otherwise criminally or civilly charged by a government entity (Federal or State) with commission of the kinds of conduct for which they could be debarred under the Act; (c) neither Consultant or any of its employees have engaged in any conduct or activity which could lead to any of the above-mentioned debarment actions; and (d) Consultant will not knowingly employ, contract, or otherwise engage any individual who has been (i) debarred or (ii) convicted of a crime for which a person can be debarred under the Act, in any capacity in connection with the activities of developing or reporting data which may become part of an application for approval of a drug or biologic. Consultant agrees to notify Company immediately if any of the statements in (a) through (d) become untrue.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date last written above.

MaTEON THERAPEUTICS, iNC.		Consultant

By:	/s/ VUONG TRIEU	By:	/s/ Anthony Maida
	VUONG TRIEU, CEO		Anthony Maida

Date:	05/05/2020	Date:	05/04/2020